UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On July 31, 2014, Enterprise (NYSE:EPD) issued a press release announcing its financial and operating results for the three and six months ended June 30, 2014, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.  The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

Condensed Consolidated Financial Highlights – Second Quarter 2014 Results (Unaudited)

On July 31, 2014, Enterprise announced its consolidated financial results for the three and six months ended June 30, 2014.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$12,520.8	$11,149.3	$25,430.7	$22,532.4
Costs and expenses	11,686.8	10,412.7	23,620.5	20,882.6
Equity in income of unconsolidated affiliates	50.3	37.6	106.8	82.1
Operating income	884.3	774.2	1,917.0	1,731.9
Interest expense	228.9	200.2	449.8	396.1
Provision for income taxes	10.0	20.4	14.8	26.8
Net income	646.5	553.3	1,453.2	1,308.6
Net income attributable to noncontrolling interests	8.8	0.8	16.7	2.6
Net income attributable to limited partners	637.7	552.5	1,436.5	1,306.0

Earnings per unit, basic	$0.70	$0.62	$1.57	$1.48
Earnings per unit, fully diluted	$0.68	$0.60	$1.53	$1.43

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$680.9	$544.9	$1,460.9	$1,137.4
Onshore Natural Gas Pipelines & Services	203.0	197.7	423.4	388.5
Onshore Crude Oil Pipelines & Services	184.0	197.2	343.7	433.6
Offshore Pipelines & Services	33.6	39.7	72.9	80.2
Petrochemical & Refined Products Services	161.7	162.7	292.1	333.6
Total gross operating margin	$1,263.2	$1,142.2	$2,593.0	$2,373.3

	June 30,	December 31,
	2014	2013
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$242.0	$56.9
Total assets	41,571.3	40,138.7
Total debt principal outstanding, including current maturities	18,382.7	17,357.7
Partners' equity	15,576.6	15,214.8
Noncontrolling interests	225.8	225.6

For the second quarter of 2014, distributions received from unconsolidated affiliates were $85.4 million and depreciation, amortization and accretion expenses totaled $331.1 million.  In addition, during the second quarter of 2014, our total capital spending was approximately $697.2 million, of which $76.9 million was attributable to sustaining capital projects.  We received $16.9 million from the sale of assets during the second quarter of 2014.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the three months ended June 30, 2014.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2014, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months ended June 30, 2014 are finalized.

Highlights of Second Quarter of 2014 Results.  Net income for the second quarter of 2014 was $647 million versus $553 million for the second quarter of 2013. On a fully diluted basis, net income attributable to limited partners for the second quarter of 2014 was $0.68 per unit compared to $0.60 per unit for the second quarter of 2013.  Net income for the second quarter of 2013 was reduced by a non-cash charge of $27 million, or $0.03 per unit on a fully diluted basis, associated with the impairment of certain assets.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 25 percent to $681 million for the second quarter of 2014 compared to $545 million for the same quarter of 2013.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $266 million for the second quarter of 2014 compared to $264 million for the second quarter of 2013.  Gross operating margin from the partnership's natural gas processing plants increased by $26 million primarily due to higher fee-based processing volumes and equity NGL production.  Enterprise's natural gas processing plants reported record fee-based processing volumes of 4.9 Bcfd in the second quarter of 2014 compared to 4.6 Bcfd in the second quarter of 2013.  Enterprise's equity NGL production was 136 MBPD for the second quarter of 2014 compared to 118 MBPD for the second quarter of 2013.  Gross operating margin from Enterprise's NGL marketing activities decreased $24 million primarily due to lower margins and the effects of downtime associated with maintenance and activities preparing for the 2015 expansion of the LPG export terminal on the Houston Ship Channel.  The LPG export terminal resumed operations on July 7, 2014 after a 10-day outage.

Gross operating margin from the partnership's NGL pipelines and storage business increased $73 million, or 39 percent, to $261 million for the second quarter of 2014 from $188 million for the second quarter of 2013.  NGL pipeline volumes increased by 122 MBPD in the second quarter of 2014 to 2.9 million BPD compared to the second quarter of 2013.  The partnership's ATEX ethane pipeline, which began commercial service in January 2014, generated gross operating margin of $35 million for the second quarter of 2014.  ATEX transported approximately 44 MBPD of ethane during the second quarter of 2014.

 The Mid-America and Seminole NGL pipeline systems reported a $19 million increase in gross operating margin in the second quarter of 2014 compared to the same quarter of 2013 due to higher revenues from deficiency fees and an increase in tariffs, which was partially offset by higher operating expenses.  Volumes on the Mid-America and Seminole pipelines were 983 MBPD in the second quarter of 2014 compared to 982 MBPD in the second quarter of last year.  The South Texas NGL pipeline systems reported an $11 million increase in gross operating margin compared to the second quarter of 2013 primarily due to a 78 MBPD increase in volume attributable to production growth from the Eagle Ford shale.

Enterprise's NGL fractionation business reported record gross operating margin of $154 million for the second quarter of 2014, a $61 million increase compared to $93 million reported for the second quarter of last year.  Gross operating margin for the partnership's fractionators at Mont Belvieu increased $63 million to $126 million for the second quarter of 2014 compared to the second quarter of 2013.  This increase in gross operating margin was primarily attributable to a 179 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the second half of 2013.  Fractionation volumes for the second quarter of 2014 increased 25 percent to a record 845 MBPD compared to the same quarter in 2013.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $203 million for the second quarter of 2014 compared to $198 million for the second quarter of 2013.  Total onshore natural gas pipeline volumes were 12.6 TBtud in the second quarter of 2014 compared to 13.3 TBtud in the second quarter of 2013.

The Texas Intrastate system reported a $3 million increase in gross operating margin for the second quarter of 2014 compared to the second quarter of last year primarily due to higher fees.  Our natural gas marketing activities reported a $2 million increase in gross operating margin for the second quarter of 2014 compared to the second quarter of 2013 primarily due to higher sales margins.  Aggregate gross operating margin for the Haynesville, Jonah and Piceance Basin gathering systems declined by $5 million and aggregate volume on these systems declined by 0.5 TBtud in the second quarter of 2014 compared to the second quarter of 2013 due to the effects of reduced drilling activities and  production declines in the regions served by these systems.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment decreased by $13 million to $184 million for the second quarter of 2014 from $197 million for the second quarter of 2013.  Total onshore crude oil pipeline volumes increased 13 percent to 1.3 million BPD for the second quarter of 2014 from 1.1 million BPD for the second quarter of 2013.  Enterprise's South Texas and West Texas crude oil pipeline systems and Eagle Ford joint venture pipeline reported an aggregate $34 million increase in gross operating margin in the second quarter of 2014 compared to the second quarter of 2013 on a 177 MBPD increase in volume.

Enterprise's crude oil marketing business reported a $55 million decrease in gross operating margin in the second quarter of 2014 compared to the second quarter of 2013 due to lower margins that were primarily caused by the substantial decrease in regional price spreads for crude oil.  For example, the average indicative price spread between the benchmark Louisiana Light Sweet and West Texas Intermediate crude oil was $10.41 per barrel for the second quarter of 2013 compared to $2.56 per barrel for the second quarter of 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $162 million for the second quarter of 2014 compared to $163 million for the second quarter of 2013.

The partnership's propylene business reported gross operating margin of $42 million for the second quarter of 2014 compared to $26 million for the second quarter of 2013 primarily due to higher sales margins.  Propylene fractionation volumes were 71 MBPD for the second quarters of both 2014 and 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $46 million in the second quarter of 2014 compared to $43 million for the same quarter in 2013.  Total plant production volumes were 20 MBPD for the second quarters of both 2014 and 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $24 million for the second quarter of 2014 compared to $49 million for the second quarter of 2013.  Gross operating margin for the second quarter of 2013 included a $24 million benefit from a rate case settlement.  Total pipeline volumes for this business were 616 MBPD for the second quarter of 2014 compared to 555 MBPD for the second quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $32 million in the second quarter of 2014 compared to $27 million in the second quarter of 2013.  Butane isomerization volumes were 105 MBPD for the second quarter of 2014 compared to 97 MBPD for the second quarter of 2013.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin for the second quarter of 2014 compared to $17 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $34 million for the second quarter of 2014 compared to $40 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $22 million for the second quarter of 2014 compared to $23 million for the second quarter of 2013.  Total offshore crude oil pipeline volumes were 318 MBPD in the second quarter of 2014 compared to 311 MBPD for the second quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $8 million for the second quarter of 2014 compared to $13 million for the second quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 198 billion British thermal units per day ("BBtud") for the second quarter of 2014 compared to 296 BBtud in the second quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 609 BBtud for the second quarter of 2014 compared to 720 BBtud in the second quarter of 2013.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle, or non-GAAP, financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income and further to income before income taxes for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Total gross operating margin (non-GAAP)	$1,263.2	$1,142.2	$2,593.0	$2,373.3
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(312.4)	(289.7)	(613.8)	(566.5)
Subtract impairment charges not reflected in gross operating margin	(3.7)	(27.1)	(12.5)	(38.1)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	6.8	(5.7)	96.4	58.2
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(21.9)	--	(45.2)	--
Subtract general and administrative costs not reflected in gross operating margin	(47.7)	(45.5)	(100.9)	(95.0)
Operating income (GAAP)	$884.3	$774.2	$1,917.0	$1,731.9

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses; (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: July 31, 2014	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated July 31, 2014.